Exhibit 99.1

News Release From Nuance Communications
FOR IMMEDIATE RELEASE
Contacts:

For Investors Kevin Faulkner Nuance Communications, Inc. Tel: 408-992-6100 Email: kevin.faulkner@nuance.com	For Media Richard Mack Nuance Communications, Inc. Tel: 781-565-5000 Email: richard.mack@nuance.com

Nuance Amends Stockholder Rights Plan

BURLINGTON, MA – August 18, 2014 – Nuance Communications, Inc. (NASDAQ: NUAN) today announced that its Board of Directors has approved an amendment to the Company’s stockholder rights plan (the “Rights Plan”), which was scheduled to expire on August 19, 2014. The amendment extends the expiration date of the Rights Plan until August 19, 2015, unless redeemed earlier by the Company as provided for in the Rights Plan.

The Rights Plan allows the Board of Directors additional time to evaluate all available alternatives and preserves the Company’s ability to implement management’s strategic plan in order to maximize the long-term value of the Company for all stockholders.

About Nuance Communications, Inc.

Nuance is a leading provider of voice and language solutions for businesses and consumers around the world. Its technologies, applications and services make the user experience more compelling by transforming the way people interact with information and how they create, share and use documents. Every day, millions of users and thousands of businesses experience Nuance’s proven applications and professional services. For more information, please visit: nuance.com.

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Nuance and the Nuance logo are trademarks or registered trademarks of Nuance Communications, Inc. or its subsidiaries in the United States of America and/or other countries. All other company names or product names may be the trademarks of their respective owners.

Safe Harbor and Forward-Looking Statements

Statements in this document regarding Nuance management’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” or “estimates” or similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: fluctuations in demand for Nuance’s existing and future products; economic conditions in the United States and abroad; Nuance’s ability to control and successfully manage its expenses and cash position; the effects of competition, including pricing pressure; possible defects in Nuance’s products and technologies; and the other factors described in Nuance’s annual report on Form 10-K for the fiscal year ended September 30, 2013 and quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2014 filed with the Securities and Exchange Commission. Nuance disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this document.